UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 15, 2013

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 812-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On February 15, 2013, Forest Oil Corporation (“Forest”) together with two of its wholly-owned subsidiaries, Forest Oil Permian Corporation and Forcenergy Onshore Inc., completed the previously announced sale of oil and gas properties located in the State of Texas (the “Texas Oil and Gas Assets”) and various other related assets (together with the Texas Oil and Gas Assets, the “Texas Assets”) to Hilcorp Energy I, L.P.. The sales price of the Texas Assets was $325 million, which was subject to customary adjustments to, among other things, reflect an economic effective date of January 1, 2013. Forest received $16 million of the sales price as a deposit upon execution of the purchase and sale agreement, and received an additional $291 million at closing of the transaction, for total net proceeds of $307 million. Forest intends to use the proceeds to redeem the remaining $300 million principal amount outstanding of its 8½% Senior Notes due 2014. The net proceeds do not include approximately $14 million that may be received in the future related to Texas Assets for which third-party consents have not yet been received.
See Item 9.01(b) below for pro forma information related to the sale of the Texas Assets, as well as the sale of assets located in the State of Louisiana (the “Louisiana Assets”) which was completed on November 16, 2012 and reported on a Form 8-K on that date.
Item 9.01.    Financial Statements and Exhibits.
(b)    Pro Forma Financial Information.
The pro forma financial statements of Forest Oil Corporation and its subsidiaries reflecting the closing of the sales of the Texas Assets and Louisiana Assets are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
(d)    Exhibits.

Exhibit Number	Description

99.1	Pro Forma Financial Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

February 19, 2013	By:	/s/ Victor A. Wind
Victor A. Wind Senior Vice President, Chief Accounting Officer and Corporate Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Pro Forma Financial Information

4